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                                                                     Exhibit 5.1

                                  August 3, 2001

CIBER, Inc.
5251 DTC Parkway
Greenwood Village, Colorado 80111

     Re:  Amendment No. 2 to Registration Statement on Form S-4
          Relating to the Stock Consideration to be issued to shareholders of ARIS Corporation


Ladies and Gentlemen:

     We have acted as a special counsel for CIBER, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Amendment No. 2 (the "Post Effective Amendment") to the Registration Statement on Form S-4 (the "Registration Statement") originally filed by the Company with the Securities and Exchange Commission on December 16, 1998. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 7,000,000 shares of the Company's common stock, $.01 par value (the "Shares"), that may be offered and sold by the Company from time to time in connection with acquisitions of other businesses or properties by the Company.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

     We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     The following opinions are limited solely to the applicable federal law of the United States of America, the law of the State of Colorado and the General Corporation Law of the State of Delaware. While we are not licensed to practice in the State of Delaware, we have reviewed applicable provisions of the General Corporation Law of Delaware as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

     Based upon and subject to the foregoing, we are of the opinion that:
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          The issuance and sale of the Shares, as provided in the Post Effective
     Amendment, have been duly and validly authorized by all necessary corporate action of the Company, and when and if issued will be validly issued, fully paid, and non-assessable shares of capital stock of the Company.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Post Effective Amendment. We also consent to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Post Effective Amendment as the counsel who will pass upon the validity of the securities. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        /s/ DAVIS, GRAHAM & STUBBS LLP

                                        DAVIS, GRAHAM & STUBBS LLP